EXHIBIT 77.H


77.H	CHANGES IN CONTROL OF REGISTRANT

(a)	Columbia Management Co.(CMC), as the investment adviser
to the Registrant, may be deemed to have control of the Registrant. On December 10, 1997, CMC became an indirect wholly-owned subsidiary of Fleet Financial Group, Inc., a publicly owned multibank holding company registered under the Bank Holding Company Act of 1956.